Exhibit 10.22

AMENDED AND RESTATED
UNIFORM MEMBER SUGAR MARKETING AGREEMENT
POOL BASIS

THIS AGREEMENT is made effective as of September 20, 2007 by and between UNITED SUGARS CORPORATION, a cooperative association organized under the laws of the State of Minnesota (“UNITED”), and AMERICAN CRYSTAL SUGAR COMPANY, a cooperative association organized under the laws of the State of Minnesota (“ACSC”).

WITNESSETH

WHEREAS, ACSC is an association of agricultural producers or an agricultural producer organized and operated so as to adhere to the provisions of Section 15(a) of the Agricultural Marketing Act (12 U.S.C. § 1141j (a)), as amended, and the Capper-Volstead Act of 1922 (7 U.S.C. §§ 291, 292), and is engaged in the operation of one or more sugar processing plants for the purpose of producing one or more forms of refined sugar; and

WHEREAS, UNITED is organized and operated so as to adhere to the provisions of Section 15(a) of the Agricultural Marketing Act (12 U.S.C. § 1141j (a)), as amended, and the Capper-Volstead Act of 1922 (7 U.S.C. §§ 291,292), for the mutual help and benefit of its members (currently United States Sugar Corporation (“USSC”), Minn-Dak Farmers Cooperative (“MDFC”), and ACSC, and all future members, each a “MEMBER” or collectively, “MEMBERS”) and for the purposes of acting as a marketing agency for its MEMBERS and of engaging in the business of marketing the refined sugar (whether sold in packages or in bulk) produced by its MEMBERS, including but not limited to, granulated, liquid, blends, and specialty products; and

WHEREAS, ACSC is a MEMBER of UNITED and wishes to participate with other MEMBERS in developing and maintaining a dependable market for certain products it produces; and

WHEREAS, UNITED and ACSC desire to enter into a membership marketing agreement on a pool basis;

NOW, THEREFORE, in consideration of the above, subject to the respective terms, conditions, and obligations of ACSC and UNITED herein, UNITED and ACSC agree as follows:

1.             Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Allocation” means the amount of sugar a MEMBER is authorized to market as established by the United States Department of Agriculture under the Allotment Statute (defined below).

“Allotments” means an overall allotment of sugar processed from domestically produced sugarcane and sugar beets, as defined and contemplated by the Allotment Statute.

“Allotment Statute” means the Agricultural Adjustment Act of 1938 (7 U.S.C. § 359aa et seq. (2007)), and amendments thereto, or subsequent statutes providing for sugar marketing allotments.

“Assets Costs” shall mean carrying costs of assets associated with Product shipping, packaging, warehousing (including all costs historically included by UNITED as warehousing costs), and storage functions, including depreciation and interest.

“Beet Processing Season” means the period of time generally from September through August during which a Beet Producer processes beets, thick juice and extract into refined sugar.

“Beet Producer” means a MEMBER that processes sugar beets into refined sugar.

“Buyer” is a third party purchaser of Finished Product from UNITED.

“Commingle” means (i) Finished Product of a MEMBER that is stored by UNITED in a warehouse or stationary storage facility that is owned or leased by UNITED; or (ii) Product which has been further processed by UNITED.

“Cane Processing Season” means the period of time generally from mid-October through April during which time a Cane Producer processes sugarcane into feedstock for a refinery.

“Cane Producer” means a MEMBER that processes cane into refined sugar.

“Crop Year” means the crop year established by the Beet Producers for their own business operations.

“Excess Product” means that amount of Product exceeding a Beet Producer’s Allocation.

“Fiscal Year” means the fiscal year of UNITED, which begins on September 1 and ends on August 31.

“Force Majeure” means any (i) fire, freeze, accident, explosion, construction delay, hurricane, flood, act of God, inability to obtain electric power or fuel, inability to obtain any required permits or licenses, government law, directive or regulation; or the effect of the application of any governmental law, directive or regulation, or any like contingency, beyond a party’s reasonable ability to control or avoid; and (ii) labor dispute or strike, from whatever cause arising and regardless of whether the demands of the employees involved are reasonable and within the affected party’s power to concede.

“Finished Product” or “Finished Products” means those Products that have been granulated or otherwise made ready for marketing to third parties.

“MEMBER” means a member or shareholder of UNITED who is entitled to vote, presently ACSC, USSC, and MDFC.

“Net Selling Price” means the gross proceeds realized by UNITED from sales of Products produced by MEMBERS in the Primary Pool, less expenses directly attributable to the Primary Pool, including all Operating Costs, charges or expenses attributable to the marketing and sale of pooled Products, including without limitation salaries, wages and other benefits of UNITED’s employees, office expense and appropriate consulting fees, and all costs of transportation of the pooled Products.

“Operating Costs” means operating costs associated with Product shipping, packaging, warehousing (including all costs historically included by UNITED as warehousing costs) and storage functions, including without limitation labor (including direct and indirect costs, such as employee benefits, insurance, etc.), supplies, and utilities.

“Pool Year” means the pool year of the Primary Pool, which coincides with the Fiscal Year of UNITED, which begins on September 1 and ends on August 31.

“Primary Pool” means Product of each MEMBER that is pooled for each Fiscal Year with Products of other MEMBERS as agreed to in Section 6.1.

“Product” or “Products” means refined sugar produced by a MEMBER, or purchased by a MEMBER or by UNITED on behalf of a MEMBER, during the term of this Agreement, including, but not limited to, granulated, liquid, blends, specialty products, standard liquor, thick juice, extract and other forms of ungranulated sugar.

“Pro Rata Share” shall be equal to a fraction, with each MEMBER’S annual production of Product (on a sugar equivalent basis) included in the Primary Pool as the numerator and total annual pool production of Product (on a sugar equivalent basis) for all MEMBERS included in the Primary Pool as the denominator.

“Purchased Sugar” means Product that is purchased by a MEMBER from a third party or from another MEMBER.

“Separate Pool” means Excess Product or other Product of a MEMBER that is not eligible for the Primary Pool that is separately handled by UNITED for each Fiscal Year as agreed to in Section 6.1.

“Sidney Storage Facility” means the approximately 1,910,000 CWT capacity sugar storage facilities that are owned or accessible by Sidney Sugars Incorporated, a wholly owned subsidiary of ACSC (“SSI”), in Sidney, Montana.

 “Term” has the meaning set forth in Section 17.

“Transgenic” or “Transgenic Variety” means a variety of sugar beet or sugarcane that contains a gene or genes that has or have been artificially inserted instead of the plant acquiring the gene or genes through pollination or standard sugarcane reproduction.

2.             Appointment of UNITED as Sales Agent.

2.1           UNITED Appointed Sales Agent.  ACSC appoints and designates UNITED to act as its sole worldwide agent in the sale and marketing of ACSC Products.  UNITED accepts such appointment and agrees to act as the sales agent and pool administrator in accordance with the terms of this Agreement, and subject to Section 19.2 hereof.  ACSC agrees that UNITED may employ all such persons and agencies as it determines to be necessary to carry out its obligations under this Agreement.  It is understood and agreed that UNITED may market Products under the various trademarks and trade names of ACSC (if any) pursuant to a royalty-free license agreement with respect to such trademarks and trade names, the form of which agreement shall be mutually agreed upon by ACSC and UNITED.

2.2           UNITED Authorized to Pass Title.  UNITED agrees, and is hereby empowered by ACSC, to sell in its own name, and pass title on behalf of ACSC, all Product during the Term of this Agreement to such purchasers, at such time or times, at such place or places, in such manner and on such prices or terms as UNITED determines to be in the best interests of ACSC.

2.3           Products not included in this Agreement.  UNITED shall have no rights, and nothing herein contained shall be deemed to create rights in UNITED, in and to any other products produced by ACSC other than Product or Products as herein defined.

2.4           Procurement of Additional Product.  It is understood and agreed that UNITED may from time to time procure certain Products from third parties in order to meet the requirements of sales contracts or as otherwise determined to be in the best interest of the MEMBERS.  ACSC and UNITED agree that UNITED shall act as an agent for ACSC in connection with such purchases of Products and that the costs of acquiring such Products and revenues received from the sale of such Products shall be included in the Primary Pool.

3.             Packaging.  ACSC intends to have the capacity to sell Product in bulk as well as in packages.  It is understood that production and packaging constraints may limit the volume and mix of packages that can be produced at any one time, and, accordingly, UNITED agrees to coordinate orders for packaged Product taking into consideration ACSC’s production and packaging limitations.

4.             Production and Delivery.

4.1           Timing of Production.  It is anticipated that ACSC will produce Finished Products during its campaign on an approximately even monthly schedule.  However, ACSC acknowledges that UNITED’s requirements may be greater in certain specified months and less in others.  Accordingly, subject to mutual agreement of the parties, UNITED will endeavor to coordinate demands with ACSC’s production and storage capacities.  At UNITED’s request, and for an agreed upon payment, ACSC may agree to maximize its production in any month in order to accommodate customer demand.

4.2           Product Production Schedules.  ACSC shall provide to UNITED by June 1 of each Fiscal Year during the Term a preliminary estimated production schedule (specifying volume and dates) of Product for the next following Fiscal Year and will provide a revised estimated production schedule of Product by July 1 and each month thereafter of each such year, reflecting any changes from the June preliminary estimate.  UNITED and ACSC shall jointly develop a production and delivery schedule plan for ACSC for each Fiscal Year that will attempt to accommodate, as much as reasonably possible, the dual goals of maximizing the price to be paid to ACSC and maximizing production efficiencies, with the objective of selling all of ACSC’s production of Product each year.

4.3           Weekly Delivery Amounts.  Estimated weekly delivery schedules of Finished Product, including quantities, and bulk and packaging requirements for each week of each month, shall be agreed upon by UNITED and ACSC at least seven (7) days in advance of the month to which they apply.  The parties shall use reasonable efforts, recognizing customer demand, to accommodate each other in setting such schedules.

5.             Billing and Collection.  All sales made by UNITED shall be billed on invoices of UNITED and all receipts shall be collected by UNITED.

6.             Pooling of Product.

6.1           Agreement to Pool Product.  UNITED and ACSC agree that the Products to be sold by UNITED hereunder shall be pooled for each Fiscal Year with Products of the other MEMBERS of UNITED in the Primary Pool.  UNITED by action of its Executive Committee shall have the discretion to create additional pools as deemed reasonably necessary for the equitable treatment of all MEMBERS and to create accounting standards for such additional pools.

6.2           Adjustments for Beet Producers.  The amount of Product to be included in the Primary Pool for a Beet Producer shall be the amount of Product produced by the Beet Producer during the applicable Crop Year, not to exceed the Beet Producer’s Allocation.  Any Excess Product of a Beet Producer shall be marketed as provided in Section 19.2, below.

6.3           Adjustments for Cane Producers.  In order to coordinate the Cane Processing Season with the Beet Processing Season, the amount of cane Product for a Cane Producer to be included in the Primary Pool for each Fiscal Year shall be the amount of cane Product (on a sugar equivalent basis) produced by the Cane Producer during the applicable Fiscal Year, less the cane Product (on a sugar equivalent basis) produced by the Cane Producer that was allocated to the prior Fiscal Year, with the difference multiplied by 1.141.

7.             Price for Product.

7.1           Price.  UNITED shall pay to ACSC its Pro Rata Share of the Net Selling Price for all Products sold by UNITED hereunder.

7.2           Timing of Payment to MEMBERS.  As sales of Finished Product are made by UNITED from the Primary Pool, the gross cash receipts received by UNITED from the sale of such Finished Products shall be paid daily to ACSC and each other Primary Pool participant on the basis of the estimated Pro Rata Share of the Finished Product, reduced by in-process inventories on hand at the beginning of the year (which are included in the prior year’s Primary Pool), to be produced by ACSC and each of the other participants in the Primary Pool during that Fiscal year.  The formula set forth in Section 6.3 (Adjustments for Cane Producers) shall be utilized to adjust Cane Producer’s production during the Fiscal Year for the purpose of determining Cane Producer’s estimated Pro Rata Share, and the payment of gross cash receipts to Cane Producer shall be adjusted accordingly.  Because gross cash receipts are distributed daily, UNITED shall borrow from its line of credit in order to cover its monthly Operating Costs.  Such monthly Operating Costs shall be promptly reimbursed to UNITED by each MEMBER on the same basis described above regarding daily cash distributions so that each MEMBER pays its Pro Rata Share of the expenses that are incurred by UNITED during the month.

7.3           Adjustments for Changes to Production Estimates.  The determination of ACSC’s Pro Rata Share of gross cash receipts shall be based on UNITED’s best estimate of the amount of Finished Products anticipated to be produced in such Fiscal Year by ACSC and each other participant in the Primary Pool, and shall be adjusted by UNITED periodically as production figures are more precisely determined.  Such adjustments shall reflect an interest charge to be paid by any Primary Pool participant who has received excess distributions based on the preliminary production estimates and such interest shall be paid to the Primary Pool participant(s) who received less than full distributions.  For purposes of this paragraph, interest charges shall be the prime rate as published in the Wall Street Journal on the first business day of each month.  As soon as exact information and production figures are available, UNITED shall determine ACSC’s final Pro Rata Share of the gross cash receipts for the Primary Pool during the Fiscal Year, and appropriate adjustments, together with interest charges/credits as provided above, shall be made.  The final accounting for the Primary Pool shall be made no later than the ninetieth day following the last day of each Fiscal Year.

8.             UNITED’s Books and Records.  UNITED shall keep accurate records of costs, sales, and distributions of Primary Pool proceeds in accordance with sound and generally accepted accounting practices.  Said records shall be at all reasonable times fully available for inspection and copying by ACSC or its certified public accountants.  All records of the Primary Pool and any Separate Pool that is created shall be audited annually by UNITED’s regular Independent Certified Public Auditors and the audit report made available to ACSC.

9.             Budget of Marketing Costs.  UNITED shall prepare an annual budget or estimate of all direct and indirect marketing costs for the Primary Pool.  It is the intention of UNITED to secure independent financing for costs associated with the marketing of Products as reflected in the budget.

10.           Product Specifications, Quality Standards and Handling of Products of Substandard Quality.

10.1         Specifications.  ACSC agrees to comply with UNITED’s Specifications for Products, which specifications prescribe standards and procedures for quality control, storage, and shipment of Products, and which are attached hereto as Schedule A.  In addition, ACSC agrees to comply with UNITED’s Quality Assurance Policy that is attached hereto as Schedule B.  Any changes to the specifications or Quality Assurance Policy shall be mutually agreed upon by UNITED and the MEMBERS.

10.2         State and Federal Regulations.  All Products delivered to or at the order of UNITED shall conform to quality and other standards prescribed by applicable state and federal rules and regulations.

10.3         Substandard Product.  Product that fails to meet the specifications or the Quality Assurance Policy and which cannot be sold without discounting shall be considered substandard for purposes of this Agreement.  Product of substandard quality shall be withheld from the Primary Pool and marketed by UNITED in a Separate Pool, with proceeds of the sale of such Product, less all direct and indirect selling expenses, distributed to the MEMBER that produced such Product; in the alternative, this MEMBER and UNITED may mutually agree that the Product of substandard quality may remain in the Primary Pool and the MEMBER will be charged with the additional costs relating to the substandard quality of the Product, including any necessary discounts.

11.           Storage of Product.  ACSC shall store its Product as the parties shall mutually agree; provided, however, that with respect to storage by MEMBERS or UNITED, the parties shall utilize reasonably available storage methods that result in the lowest total cost to the Primary Pool.  At the earliest reasonable time after processing commences in each Fiscal Year and as soon as Product has begun to be placed in storage, ACSC shall deliver daily Product inventory reports to UNITED.  All Product included in the daily inventory shall be included in the Primary Pool for the appropriate Fiscal Year even though the Product remains on the premises of ACSC.

11.1         Portion of Sidney Storage Facility Controlled by UNITED.  UNITED will have the exclusive right to store 910,000 CWT of sugar in the Sidney Storage Facility (the “UNITED Controlled Storage”).  UNITED shall be responsible for reimbursing ACSC for the Asset Costs and Operating Costs of the UNITED Controlled Storage pursuant to Section 16 hereof.  The parties acknowledge that a portion of such reimbursable Asset Costs and Operating Costs may include costs charged to ACSC by a third party.

11.2         Portion of Sidney Storage Facility Controlled by ACSC.

11.2.1               ACSC retains the exclusive rights with respect to that portion of the Sidney Storage Facility not constituting UNITED Controlled Storage (the “ACSC Controlled Storage”).  In the event UNITED desires to utilize the ACSC Controlled Storage that is not otherwise being utilized by ACSC, it shall notify ACSC in writing at least thirty (30) days in advance of the date UNITED anticipates utilizing such storage.  The notice shall state the volume of storage UNITED desires and the anticipated duration of the storage.  ACSC shall provide a written response to UNITED within fifteen (15) days after receipt of the notice to confirm whether or not UNITED may utilize the requested portion of the ACSC Controlled Storage.  UNITED’s use of the ACSC Controlled Storage shall at all times be subject to the continuing rights of ACSC as provided in paragraph 11.2.2.

11.2.2               In the event UNITED is utilizing the ACSC Controlled Storage and ACSC desires to exercise its rights to utilize such storage due to government imposed marketing restrictions or due to higher than anticipated production output of SSI or ACSC, ACSC shall provide UNITED with thirty (30) days advance written notice to vacate the portion of the ACSC Controlled Storage that ACSC desires to utilize and UNITED shall use its best efforts to vacate the portion of the ACSC Controlled Storage needed by ACSC.  In the event that UNITED is unable to vacate all or a portion of the ACSC Controlled Storage during such thirty-day period due to load-out limitations at the facility, then, if such action would relieve ACSC’s shortage of storage, UNITED and ACSC will execute appropriate accounting transfers between UNITED and ACSC to provide that up to 1,000,0000 CWT of the sugar stored at the Sidney Storage Facility is being stored for the account of ACSC rather than for the account of UNITED.  If UNITED is unable to vacate sufficient storage as required by ACSC and if the above referenced accounting transfer would not relieve ACSC’s shortage of storage, then at the conclusion of the thirty-day period, UNITED shall (i) continue to be responsible for the reimbursement of costs provided in paragraph 11.2.3 of this Agreement; and (ii) shall be obligated to reimburse ACSC for all storage costs ACSC may incur as a result of not having the ACSC Controlled Storage available which is over and above the amount ACSC would have incurred if the storage had been made available to ACSC, including, but not limited to, packaging, shipping, handling, in and out charges, storage fees, reprocessing, and other costs associated with ACSC’s use of an outside storage facility.

11.2.3               Subject to the provisions set forth in this paragraph 11.2.3 regarding the calculation of utilization, UNITED shall reimburse ACSC for the Operating Costs of the ACSC Controlled Storage.  The parties acknowledge that ACSC’s Operating Costs shall include actual Operating Costs billed to ACSC by SSI.  The parties agree that UNITED shall reimburse ACSC for the Asset Costs of the ACSC Controlled Storage, but that the Asset Costs shall be based upon the fixed amount of $0.042 per CWT per month.  With respect to reimbursement for Operating Costs and Assets Costs, the reimbursement for the ACSC Controlled Storage shall be based on UNITED’s average monthly utilization (in CWTs) of the ACSC Controlled Storage.  The average monthly utilization shall be the sum of the number of CWTs in storage on the first day and the last day of the month divided by two.

12.           Risk of Loss and Insurance.

12.1         Risk of Loss.  ACSC covenants and agrees that it shall bear the risk of loss of any Product produced by ACSC until the risk of loss for such Product passes to the Buyer; provided, however, that risk of loss shall pass to UNITED before delivery to the Buyer if the Product is Commingled.  Regardless of which party bears the risk of loss, ACSC shall continue to be the owner of its Product until the Product is sold to the Buyer.  Whenever UNITED shall have possession or control over such Product prior to sale to the Buyer, UNITED shall act strictly as custodian thereof in accordance with the provisions of this Agreement.

12.2         ACSC to Maintain Insurance.  ACSC covenants and agrees, at its sole cost and at all times during the Term of this Agreement, to maintain in force during the period for which it bears the risk of loss, (i) an all risk property insurance policy or policies covering loss, theft or damage to the Products produced by ACSC in an amount not less than the full replacement cost thereof; and (ii)  product liability insurance in an amount required by UNITED from time to time naming UNITED as an additional insured.

12.3         UNITED to Maintain Insurance.  UNITED covenants and agrees, at its sole cost and at all times during the Term of this Agreement, to maintain in force during the period for which it bears the risk of loss, (i) an all risk property insurance policy or policies covering loss, theft or damage to the Products in an amount not less than the full replacement cost thereof; and (ii)  product liability insurance in an amount approved by UNITED from time to time, naming ACSC as an additional insured on a primary and noncontributory basis.

12.4         Certificates of Insurance.  Insurance policies shall be taken out with responsible insurance companies with a Best rating of no less than A-, and such policies shall not be canceled or materially altered without ten days’ written notice to UNITED and ACSC.  Each party shall furnish the other party with certificates of insurance for policies required hereunder, together with a summary of the terms and conditions of the policy or policies, and the date on which the same expire.

12.5         Waiver of Subrogation.  UNITED and ACSC hereby waive subrogation rights as to the other party with respect to all insurance coverages.

13.           Orders.  Regardless of factory or warehouse designation, the proceeds from sales orders shall be credited to the Primary Pool for the appropriate Fiscal Year.  UNITED shall consider car loadings, points of destination, capacity of tanks or warehouses, size of inventories stored therein, costs and other pertinent factors in selecting the factory, warehouse or warehouses from which delivery shall be made.

14.           Logistics Function.  UNITED shall be responsible for performing all normal logistics functions relating to the shipment of all Products produced at ACSC’s plant.  Direct or indirect costs of UNITED associated with the performance of the logistics functions related to Products shall be a marketing expense of the Primary Pool.

15.           Information from ACSC.  ACSC shall, whenever requested by UNITED, furnish to UNITED production and related statistical data for Products prepared on a daily basis, and shall make its books and records related thereto available at all reasonable times for inspection by UNITED.  ACSC shall not be required to release information concerning ACSC’s proprietary processes or costs (other than reimbursable Asset Costs and Operating Costs) which costs shall be provided in sufficient detail to satisfy UNITED’s reasonable requirements in connection with the reimbursements provided for in Section 16 hereof, or other confidential financial information.  ACSC further agrees, upon request of UNITED, to furnish UNITED with samples of Products for grading or selling purposes.

16.           Pool Expenses Incurred by ACSC.

16.1         ACSC shall be reimbursed out of the Primary Pool for its Assets Costs and Operating Costs; provided, however, that storage costs of thick juice or standard liquor from beets or raw cane sugar refinery feedstock shall only be reimbursable pursuant to the Storage Reimbursement Guidelines set forth in Schedule C.

16.2         UNITED shall credit ACSC for its Asset Costs and Operating Costs within thirty (30) days of submission of ACSC’s written cost breakdown.  In the event there is a dispute regarding the amount of such reimbursement, UNITED shall credit the undisputed amount and if the parties are unable to resolve the disputed amounts within thirty (30) days from the date payment is due, the controversy shall be resolved in the manner provided in Section 21 hereof.

16.3         ACSC shall, prior to the construction or installation of any new assets to be charged to the Primary Pool, obtain approval from UNITED for such construction or installation.

17.           Term of Agreement; Termination.

17.1         Term.  The term of this Agreement shall commence on the date hereof and shall continue through August 31, 2008 (the “Initial Term”) and from Fiscal Year to Fiscal Year thereafter (the “Renewal Terms”) until terminated as provided herein. “Term” means the Initial Term and any Renewal Terms.

17.2         Termination by UNITED or ACSC.  After the end of the Initial Term, either UNITED or ACSC has the right to terminate this Agreement by giving written notice by registered mail to the other party of such termination.  Notice of termination to be effective at the conclusion of a Renewal Term shall be given prior to May 1 of a given year to be effective on August 31 of the subsequent year (e.g., notice given on April 30, 2008 is effective August 31, 2009).

17.3         Termination Pursuant to the Bylaws of UNITED.  In the event membership in UNITED is terminated pursuant to the provisions of the Bylaws of UNITED, ACSC’s participation in this Agreement shall terminate effective the date of termination of membership; provided, however, that UNITED shall have the obligation to purchase from ACSC and ACSC shall have the obligation to sell Products in the quantities and under the payment terms provided in this Agreement for the next succeeding twelve (12) month period following termination; further provided, that in no event shall UNITED or ACSC be required to take any actions that could jeopardize UNITED’s status as a common marketing agent under the Capper-Volstead Act.

17.4        Performance Following Termination.

17.4.1      Following termination of ACSC’s participation in this Agreement, as provided in Sections 17.2 or 17.3 above, ACSC shall have the obligation to sell its Pro Rata Share of any Product for which UNITED has, as of the date of notice of termination, made commitment to deliver to a third party Buyer, under the payment terms provided for in this Agreement.

17.4.2      The rights and obligations with respect to the marketing of ACSC’s Products shall continue in effect until all of such pooled Products have been sold by UNITED and ACSC’s Pro Rata Share of the Net Selling Price from sales of Primary Pool Products produced by UNITED’s MEMBERS during such years and reimbursable costs and expenses have been distributed.

18.           Representations, Warranties, and Indemnifications.

18.1         Representations By ACSC.  ACSC represents and warrants that it is not under contract or obligation to sell, market, consign or deliver any of the Products committed to the pools under this Agreement to any other person, firm, association, corporation or other entity.  Further, ACSC shall defend and hold harmless UNITED from any costs, claims, liabilities, suits or other proceedings or actions of any nature or kind whatsoever arising from or connected with any such prior agreement, contract or arrangement or the termination or cancellation of any prior agreements, contracts or arrangements.

18.2         Representations By UNITED.  UNITED represents and warrants that it has the power and authority to enter into this Agreement, sell the Products committed to the pools and otherwise to fulfill its obligations under this Agreement.  Further, UNITED shall defend and hold harmless ACSC and its employees, agents and shareholders, from any costs, claims, liabilities, suits or other proceedings or actions of any nature or kind whatsoever arising from or connected with any sales by UNITED of Products hereunder.

18.3         Indemnification By ACSC.  ACSC hereby agrees to indemnify and hold harmless, UNITED, its MEMBERS, and their respective employees, from and against any claims, losses or liabilities arising out of, or resulting from, the production, on-site storage or loading of any of ACSC’s Products which are marketed by UNITED pursuant to this Agreement.

18.4         Transgenic Variety.  At such time as ACSC decides to grow or permit its members to grow Transgenic Varieties, written notice of same shall be delivered to UNITED and each of the MEMBERS.  ACSC acknowledges that if it grows or its members grow Transgenic Varieties in a given Pool Year, then all of the Product produced by ACSC during that Pool Year will be considered to be Transgenic Product.  (The preceding sentence notwithstanding, sugar produced at Sidney Sugars may, at the option of ACSC, be excluded from the requirement that all sugar produced by ACSC will be considered Transgenic Product if ACSC or its members grow Transgenic Varieties in a given Pool Year.)  ACSC further acknowledges that UNITED may sell and market both Product produced from Transgenic plants (“Transgenic Product”) and Product produced from non-Transgenic plants (“Non-Transgenic Product”).  ACSC and UNITED agree that should Non-Transgenic Product that is sold by UNITED cause the Net Selling Price of a MEMBER or MEMBERS  producing Non-Transgenic Product in any Pool Year to be more than 5% higher than such Net Selling Price would have been had Non-Transgenic Product not been sold by UNITED, then any MEMBER producing Non-Transgenic Product shall be compensated for such difference by receiving its pro rata share of the estimated premium realized on the sales of Non-Transgenic Product (the “Non-Transgenic Premium”), all as calculated by UNITED and approved by action of its Executive Committee.  An illustration of this calculation is attached hereto as Schedule D.  UNITED and ACSC agree that the other MEMBERS of UNITED are third party beneficiaries to the representations and warranties contained in this Section 18.4.

18.5         Indemnification By UNITED.  UNITED hereby agrees to indemnify and hold harmless, ACSC and its employees, agents and shareholders, from and against any claims, losses or liabilities arising out of, or resulting from, the actions or omissions of UNITED, its employees or agents with respect to the Product, from and after the time risk of loss of ACSC’s Product transfers.

18.6         Conformance with Articles and Bylaws.  ACSC accepts and agrees to conform to and abide by the provisions of the Articles of Incorporation and Bylaws of UNITED and all amendments thereto during the Term of this Agreement.

18.7         Non-Waiver of Rights.  ACSC agrees that UNITED shall have all rights and remedies provided by law and in the Bylaws of UNITED in the event of a breach or threatened breach by ACSC of this Agreement.

19.           Marketing Allotments and Allocations.

19.1         Allocation is Property of ACSC.  In the event Allotments and Allocations are implemented pursuant to the Allotment Statute, any Allocation attributable to ACSC shall be the property of ACSC.

19.2          Excess Product.

19.2.1      Excess Product of ACSC shall not be included in the Primary Pool, but will be marketed as follows:

19.2.1.1        By UNITED in the succeeding year’s Primary Pool, subject to the limit of ACSC’s Allocation for that succeeding year. Any such Excess Product shall be stored and otherwise handled at the expense of ACSC, although UNITED may provide storage and handling services. In the event ACSC has Excess Product that is being stored by UNITED, any direct costs incurred as a result of such storage shall be charged to ACSC and shall not be shared by other participants in the Primary Pool.

19.2.1.2        By ACSC, to a non-Member processor or to another MEMBER, but not to a domestic user or consumer of sugar for human consumption; provided, however, that UNITED shall be reimbursed for all direct costs relating to the storage or handling of any such Product by UNITED;

19.2.1.3        In the alternative, ACSC and UNITED may mutually agree that Excess Product shall be marketed by UNITED as part of a Separate Pool that is created for ACSC. If UNITED markets the Excess Product, ACSC may elect to have the Excess Product marketed by UNITED in the current year (in the export market or other markets that do not violate the Allotment Statute) or carried over by UNITED to the next Fiscal Year.

19.2.2      In the event ACSC has Product in excess of its Allocation that is being stored by UNITED, any additional incremental costs incurred as a result of such storage shall be charged to ACSC as part of the operation of the separate pool and shall not be shared by other participants in the Primary Pool.

19.3         Net Selling Price When Allocations Implemented.  In the event of Allotments and Allocations, Net Selling Price of the Primary Pool and net selling price of the Separate Pool shall be determined in a manner consistent with the provisions of Section 7 of this Agreement; provided that (i) in the case of the Primary Pool, Net Selling Price shall be based upon the volume of ACSC’s actual production that is not in excess of ACSC’s Allocation, and (ii) in the case of a Separate Pool, net selling price shall be based upon the volume of ACSC’s Product that is in the Separate Pool.  Purchased Sugar shall be included in the Pro Rata Share (subject to adjustment pursuant to Section 7.3) and included in the Primary Pool, but the sum of ACSC’s actual production and the quantity of Purchased Sugar shall not exceed the Allocation of ACSC.

20.           Force Majeure.

20.1         Notification and Efforts to Minimize.  Neither UNITED nor ACSC shall be liable to the other for failure to perform any part of this Agreement if such failure results from the occurrence of an event of Force Majeure, provided that the party affected by the event (i) notifies the other party of such event promptly upon learning of the occurrence of the event, such Notice (as hereinafter defined) to include the anticipated effect of such event on the performance of such party under this Agreement and (ii) uses its best efforts to minimize delays and/or non-performance caused by such event.

20.2         Release from Liability.  Each party shall be completely released from all liability to the other arising as a consequence of any excused performance caused by an event of Force Majeure, including, but not limited to, all claims for incidental, special or consequential damages.

21.           Dispute Resolution.

21.1         Agreement to Arbitrate.  Any dispute, controversy or claim arising out of or relating to this Agreement that cannot be resolved amicably between the parties shall be finally resolved by arbitration in Chicago, Illinois, or such other location as may be mutually agreed upon, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”); provided, however, that the plaintiff in any claim for damages exceeding $10,000,000 may seek judicial resolution in any court of competent jurisdiction and shall not be subject to this Section.  Any arbitration shall be held before a panel of three (3) arbitrators mutually agreed to between the parties, one of whom shall be familiar with the sugar industry.  If the parties are unable to agree upon the selection and appointment of arbitrators within thirty (30) days of a written demand for arbitration, then arbitrators shall be appointed by the AAA pursuant to its Commercial Arbitration Rules.

21.2         Discovery.  In connection with any such arbitration, the parties further agree to participate in the exchange of information and documentation through discovery pursuant to the rules established by the arbitrators.

21.3         Authority of Arbitrators.  The arbitrators shall have full authority to render any form of legal or equitable relief to address the parties’ dispute, including an award of monetary damages and/or injunctive relief; provided, however, that in no event shall the arbitrators have the power to include any element of punitive or exemplary damages in the arbitration award.  Judgment upon any award for any legal or equitable relief so rendered by the arbitrators shall be considered final and binding and may be entered in any state or federal court of competent jurisdiction.

22.           Complete Agreement.  The parties agree that this Agreement constitutes the complete agreement of the parties with respect to the subject matter hereto and there are no oral or other conditions, promises, representations or inducements in addition to oral variance with any of the terms hereof, and that this contract represents the voluntary and clear understanding of both parties fully and completely.  Any prior marketing agreements and any amendments thereto between UNITED and ACSC are superseded by this Agreement.

23.           Assignment.  Neither ACSC nor UNITED may assign this Agreement without prior written consent of the other party to this Agreement.

24.           Waiver of Breach.  No waiver of a breach of any of the agreements or provisions contained in this Agreement shall be construed to be a waiver of any subsequent breach of the same or of any other provision of this Agreement.

25.           Notices.  Whenever notice is required by the terms hereof, it shall be given in writing by delivery or by certified or registered mail addressed to the other party at the following address or such other address as a party shall designate by appropriate notice:

If to UNITED:

UNITED SUGARS CORPORATION
7401 Metro Boulevard, Suite 350
Edina, MN 55439
Attn: President

With a copy to:

Timothy J. Pabst, Esq.
Leonard, Street and Deinard, Professional Association
150 South Fifth Street, Suite 2300
Minneapolis, MN 55402

If to ACSC:

AMERICAN CRYSTAL SUGAR COMPANY
101 North Third Street
Moorhead, MN 56560
Attn: CEO

If notice is given by mail, it will be effective two (2) days after mailing.

26.           Construction of Terms of Agreement; Modification.  The language in all parts of this Agreement shall be constructed as a whole according to its fair meaning and not strictly for or against any party hereto.  Headings in this Agreement are for convenience only and are not construed as a part of this Agreement or in any defining, limiting or amplifying the provisions hereof.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and shall not be modified in any manner except by an instrument in writing executed by the parties hereto.  In the event any term, covenant, or condition herein contained is held to be invalid or void by any court of competent jurisdiction, the invalidity of any such term, covenant or condition shall in no way affect any other term, covenant or condition herein contained.

27.           Successors and Assigns.  Subject to the other provisions of this Agreement, all of the terms, covenants and conditions of this Agreement shall inure to the benefit of and shall bind the parties hereto and their successors and assigns.

[Signatures follow on the next page]

IN WITNESS WHEREOF, UNITED and ACSC have executed this Agreement effective the day and year first above written.

UNITED SUGARS CORPORATION		AMERICAN CRYSTAL SUGAR COMPANY

By:	/s/ John R. Doxie	By:	/s/ David Berg
Its:	President	Its:	President

Schedule A
{Section 10.1}

Specifications for Products
(Attached)

Schedule B

{Section 10.1}

Quality Assurance Policy

PURPOSE:

The purpose of the Quality Assurance function at UNITED is to provide guidance and direction to operational groups in the development, implementation and maintenance of Quality Systems.  Quality Systems are those systems designed to assure products and services of the Member companies meet the expectations of the targeted customer segments.

The Quality Assurance group will accomplish this through development, implementation and audit of systems and standards that will be developed and implemented that define customer expectations as well as documenting the performance of the Member companies against those standards.

STRATEGY:

The vehicle through which the above will be accomplished will be a system of documented policies and procedures defining the activities that will occur within each of the operational groups providing product for sale.

The basis for those policies and procedures will be a combination of FDA requirements as well as standards communicated by UNITED’s primary customer segments.

Policies and procedures that will be defined, include but are not limited to:

Product Safety/Regulatory (FDA):

•                  Good Manufacturing Practices (21 CFR Part 110 of the Food Drug and Cosmetic Act).

•                  HACCP (Hazards Analysis and Critical Control Points)

(The two systems noted above are made up of a number of audit and process management activities designed to assure the safety of the product that is produced, stored and distributed by internal facilities as well as outside agents of the company [i.e. copack facilities, facilities that produce and ship product under agreement with UNITED and Outside Distribution Facilities/Public Warehouses]).

Product Quality/Functionality

•                  Product Standards for each product sold and distributed through UNITED will be defined.  Standards (for product as shipped) will typically be defined by any or all of the following:

•                  Flavor/Odor

•                  Color

•                  Moisture

•                  Ash

•                  Sediment

•                  Visible Specks

•                  Floc

•                  Invert

•                  Specific Rotation

•                  Granulation

•                  Density

•                  Flowability

•                  Pesticides/heavy metals

•                  Specific trace element analysis

As defined by the customer segment (i.e.bottling and National Formulary)

•                  Microbiology standards

•                                          Process Control Systems/Documentation

Process Control Systems are those control systems by which each producing facility manages their process to produce product which meet the approved product standards as shipped.

Each Member facility will document, through a Standard Operating Procedures format, the methods utilized to assure processes are operated in a consistent controllable manner.

Schedule C
{Section 16.1}

Storage Reimbursement Guidelines -

Parameters for Including Sugar Juice Tank Assets and Raw Cane Sugar Storage Assets as an Expense of the Primary Pool

A MEMBER shall be reimbursed out of the Primary Pool for its storage costs of thick juice or standard liquor (collectively referred to as “sugar juice”) from beets or raw cane sugar refinery feedstock only if, in the judgment of UNITED, there is a benefit to the Primary Pool.  The assets costs associated with the storage of sugar juice in tanks and the storage of raw cane sugar refinery feedstock will be an expense of the Primary Pool when the use/increased use of these assets at UNITED’s request will lower the overall costs to the Primary Pool.  Generally, this would happen anytime UNITED forces increased use of these sugar juice tanks or raw cane sugar refinery feedstock storage over and above what is already incorporated into the MEMBER’S annual plant production schedule for that campaign.

In the event UNITED requests the use/increased use of assets for the storage of sugar juice in tanks or the storage of raw cane sugar refinery feedstock, the Primary Pool shall pay the MEMBER’S asset costs as follows:

The storage rate charged by the MEMBER for the use of sugar juice tanks or raw cane refinery feedstock storage shall be calculated based upon the percentage of storage utilized by UNITED multiplied by the MEMBER’S average cost of all sugar juice tanks or raw cane sugar refinery feedstock storage that are routinely utilized by the MEMBER for storage of sugar juice or raw cane sugar refinery feedstock.  The storage costs charged by the MEMBER shall begin the day UNITED requests the MEMBER to start utilizing sugar juice or raw cane sugar refinery feedstock storage.  The MEMBER shall be reimbursed for incremental refining costs that directly result from the reimbursable storage covered by Schedule C.

Average costs shall be determined by summing the total of depreciation, asset costs, property insurance and taxes related to all tanks/buildings routinely utilized by the MEMBER for storage of sugar juice or raw cane sugar refinery feedstock.  (All depreciation and net book values used for calculating asset use fees are based on the applicable UNITED depreciation guidelines.)  These total costs are then averaged over the total tank/building capacity for those applicable tanks/buildings.  The percent utilization is determined by calculating what percent of the total tank/building capacity is being utilized each day.  That average percent utilization calculated for the month is then multiplied times the total per month cost of the tanks/buildings.

Schedule D
{Section 18.4}

Should UNITED market both Transgenic Product and Non-Transgenic Product, then for each sale of Non-Transgenic Product UNITED will record:

•                  the volume of Non-Transgenic Product sold,

•                  an estimate of the Net Selling Price for each sale of Non-Transgenic Product,

•                  an estimate of the amount by which the Net Selling Price on the Non-Transgenic Product sale exceeds the expected Net Selling Price on a similar sale of Transgenic Product (Non-Transgenic Premium), and

•                  an estimate of the total amount of  Non-Transgenic Premium Revenue (volume of Non-Transgenic Product sales multiplied by the Estimated Non-Transgenic Premium).

UNITED will summarize these sales in a format similar to the following:

	Non- Transgenic Sales Volume (cwt)	Estimated NSP ($/cwt)	Estimated Non- Transgenic Premium ($/cwt)	Non- Transgenic Premium Revenue($)
Sept	200,000	$26.00	$1.50	$300,000
Oct	400,000	$26.50	$1.00	$400,000
Nov	600,000	$28.00	$2.00	$1,200,000
Dec	400,000	$31.00	$3.00	$1,200,000
Jan	500,000	$25.00	$1.00	$500,000
Feb	300,000	$28.00	$4.00	$1,200,000
Mar	700,000	$23.00	$2.00	$1,400,000
April	500,000	$22.00	$1.00	$500,000
May	400,000	$27.00	$4.00	$1,600,000
June	1,200,000	$23.00	$1.00	$1,200,000
July	700,000	$24.00	$3.00	$2,100,000
August	200,000	$22.00	$0.25	$50,000
Annual Total	6,100,000	$25.02	$1.91	$11,651,000

During each Fiscal Year, United will summarize all costs associated with segregating Non-Transgenic Product and Transgenic Product to avoid cross contamination of the two products (Segregation Costs).  Segregation Costs may include, but are not limited to,  the cost to clean railcars to assure no cross contamination, the cost to isolate products in storage to avoid cross contamination, etc.

Since Segregation Costs will have been accounted for in the calculation of the Net Selling Price each year, the Non-Transgenic producer’s(s’) pro rata share of Segregation Costs will be added to the Non-Transgenic Premium Revenue in order to determine what percentage the resulting Non-Transgenic Premium Revenue is of the Non-Transgenic producer’s(s’) Net Selling Price.

At the end of each Fiscal Year, UNITED will divide 1) the total amount of Non-Transgenic Premium Revenue by 2) the Non-Transgenic producer’s(s’) Net Selling Price less the total amount of the Non-Transgenic Premium Revenue.  If the total value of the Non-Transgenic Premium Revenue is more than 5% of the Non-Transgenic producer’s(s’) Net Selling Price, then the Non-Transgenic Premium Revenue will be distributed on a pro rata basis to those MEMBERS who produced the Non-Transgenic Sugar.  If the total value of the Non-Transgenic Premium Revenue is less than 5% of the Non-Transgenic producer’s(s’) Net Selling Price, then the Non-Transgenic Premium Revenue will not be redistributed.

Example 1

Annual sales of Non-Transgenic Product are as follows:

Month	Non-Transgenic Sales Volume (cwt)	Estimated NSP ($/cwt)	Estimated Non- Transgenic Premium ($/cwt)	Non- Transgenic Premium Revenue ($)
Sept	200,000	$26.00	$1.50	$300,000
Oct	400,000	$26.50	$1.00	$400,000
Nov	600,000	$28.00	$2.00	$1,200,000
Dec	400,000	$31.00	$3.00	$1,200,000
Jan	500,000	$25.00	$1.00	$500,000
Feb	300,000	$28.00	$4.00	$1,200,000
Mar	700,000	$23.00	$2.00	$1,400,000
April	500,000	$22.00	$1.00	$500,000
May	400,000	$27.00	$4.00	$1,600,000
June	1,200,000	$23.00	$1.00	$1,200,000
July	700,000	$24.00	$3.00	$2,100,000
August	200,000	$22.00	$0.25	$51,000
Totals	6,100,000	$25.02	$1.91	$11,651,000

Member Sales Volumes by Product Type

	Transgenic Volume	Total Annual Volume (cwts) Non-Transgenic Volume	Total Volume	Member’s Share of Total Volume	Member’s Share of Non- Transgenic Volume
Member A	31,000,000	0	31,000,000	62.00%	0.0000%
Member B	0	13,000,000	13,000,000	26.00%	100.0000%
Member C	6,000,000	0	6,000,000	12.00%	0.0000
Total	37,000,000	13,000,000	50,000,000

Annual Sales of Customer-Required Non-Transgenic Sugar
Annual Volume (cwts)	6,100,000
Estimate Non-Transgenic Premium $(/cwt)	$1.91
Non-Transgenic Premium Revenue	$11,651,000

Average annual NSP for all volume ($/cwt)	$23.23	Premium Included in NSP
Annual Net Selling Price (all volume times avg price)	$1,161,500,000	$11,651,000
Member A’s Net Selling Price	$720,130,000	$7,223,620
Member B’s Net Selling Price	$301,990,000	$3,029,260
Member C’s Net Selling Price	$139,380,000	$1,398,120

Annual Segregation Costs	$900,000
Pro Rata Share of Segregation Costs
Member A	$558,000
Member B	$234,000
Member C	$108,000

Results
Non-Transgenic Premium Revenue % of Non-Transgenic Producer’s(s’) Net Selling Price			3.9786%

Result:  Since the Non-Transgenic Premium Revenue is less than 5% (Example 1 result is 3.9786%) of Non-Transgenic producer’s(s’) Net Selling Price, no separate distribution of Non-Transgenic Premium Revenue is made to Members supplying Non-Transgenic Product to UNITED.

Example 2

Annual sales of Non-Transgenic Product are as follows:

Month	Non- Transgenic Sales Volume (cwt)	Estimated NSP ($/cwt)	Estimated Non- Transgenic Premium ($/cwt)	Non- Transgenic Premium Revenue ($)
Sept	200,000	$26.00	$1.00	$200,000
Oct	400,000	$26.50	$3.00	$1,200,000
Nov	600,000	$28.00	$4.00	$2,400,000
Dec	400,000	$31.00	$2.00	$800,000
Jan	500,000	$25.00	$2.00	$1,000,000
Feb	300,000	$28.00	$1.00	$300,000
Mar	700,000	$23.00	$3.00	$2,100,000
April	500,000	$22.00	$2.00	$1,000,000
May	400,000	$27.00	$2.00	$800,000
June	1,200,000	$23.00	$4.00	$4,800,000
July	700,000	$24.00	$3.00	$2,100,000
August	200,000	$22.00	$2.81	$563,000
Totals	6,100,000	$25.02	$2.83	$17,263,000

Member Sales Volumes by Product Type

	Transgenic Volume	Total Annual Volume (cwts) Non-Transgenic Volume	Total Volume	Member’s Share of Total Volume	Member’s Share of Non- Transgenic Volume
Member A	31,000,000	0	31,000,000	62.00%	0.0000%
Member B	0	13,000,000	13,000,000	26.00%	100.0000%
Member C	6,000,000	0	6,000,000	12.00%	0.0000%
Total	37,000,000	13,000,000	50,000,000

Annual Sales of Customer-Required Non-Transgenic Sugar
Annual Volume (cwts)	6,100,000
Estimate Non-Transgenic Premium ($/cwt)	$2.83
Non-Transgenic Premium Revenue	$17,263,000

Average annual NSP for all volume ($/cwt)	$23.23	Premium Included in NSP
Annual Net Selling Price (all volume times avg price)	$1,161,500,000	$17,263,000
Member A’s Net Selling Price	$720,130,000	$10,703,060
Member B’s Net Selling Price	$301,990,000	$4,488,380
Member C’s Net Selling Price	$139,380,000	$2,071,560

Annual Segregation Costs	$900,000
Pro Rata Share of Segregation Costs
Member A	$558,000
Member B	$234,000
Member C	$108,000

Results

Non-Transgenic Premium Revenue % of Non-Transgenic Producer(s)’ Net Selling Price			5.8859%

Example 2 Result: Since Non-Transgenic Premium Revenue is more than 5% (Example 2 result is 5.8859%) of Non-Transgenic producer’s(s’) Net Selling Price, the Non-Transgenic Premium Revenue ($17.263 million in this example) is distributed pro rata to MEMBERS supplying Non-Transgenic Product to UNITED as follows:

If, and only if, Non-Transgenic Premium is > 5% of Non Transgenic Producer(s)’ NSP, then total Net Selling Price is redistributed as follows:

	New Redistributed Share of NT Prem	Share of NT Premium Revenue already in NSP	NT Prem returned to NT Producer(s)	NT Prem to be added to NSP	Return of share of Segregation Costs	Added share of Segregation Costs	NSP Before Adjustment	New adjusted NSP	New NSP per cwt
Member A	$0	10,703,060	$-10,703,060	$0	$0	$-196,054	$720,130,000	709,230,886	$22.88	Member A
Member B	$17,263,000	4,488,380	$0	$12,774,620	$234,000	$0	$301,990,000	314,998,620	$24.23	Member B
Member C	$0	2,071,560	$-2,071,560	$0	$0	$-37,946	$139,380,000	137,270,494	$22.88	Member C
Total	$17,263,000	17,263,000	$-12,774,620	$12,774,620	$234,000	$-234,000	$1,161,500,000	1,161,500,000	$23.23

Example 2 Values

Assumptions

		Transgenic Volume	Total Annual Volume (cwts) Non-Transgenic Volume	Total Annual Volume (cwts)	Member’s Share of Total Volume	Member’s Share of Non-Transgenic Volume
A	Member Sales Volumes by Product Type
	Member A	31,000,000	0	31,000,000	62.00%	0.0000%
	Member B	0	13,000,000	13,000,000	26.00%	100.0000%
	Member C	6,000,000	0	6,000,000	12.00%	0.0000%
	Total	37,000,000	13,000,000	50,000,000

B	Annual Sales of Customer-Required Non-Transgenic Sugar
	Annual Volume (cwts)	6,100,000
	Estimate Non-Transgenic Premium ($/cwt)	$2.83
	Non-Transgenic Premium Revenue	$17,263,000

C	Average annual NSP for all volume ($/cwt)	$23.23	Premium Included in NSP
	Annual Net Selling Price (all volume times avg price)	$1,161,500,000	$17,263,000
	Member A’s Net Selling Price	$720,130,000	$10,703,060
	Member B’s Net Selling Price	$301,990,000	$4,488,380
	Member C’s Net Selling Price	$139,380,000	$2,071,560

D	Annual Segregation Costs	$900,000
	Pro Rata Share of Segregation Costs
	Member A	$558,000
	Member B	$234,000
	Member C	$108,000

	Results

	Non-Transgenic Premium Revenue % of Non-Transgenic Producer(s)’ Net Selling Price			5.8859%

If, and only if, Non-Transgenic Premium is > 5% of Non Transgenic Producer(s)’ NSP, then total Net Selling Price is redistributed as follows:

	New Redistributed Share of NT Prem	Share of NT Premium Revenue already in NSP	NT Prem returned to NT Producer(s)	NT Prem to be added to NSP	Return of share of Segregation Costs	Added share of Segregation Costs	NSP Before Adjustment	New adjusted NSP	New NSP per cwt
Member A	$0	10,703,060	$-10,703,060	$0	$0	$-196,054	$720,130,000	709,230,886	$22.88	Member A
Member B	$17,263,000	4,488,380	$0	$12,774,620	$234,000	$0	$301,990,000	314,998,620	$24.23	Member B
Member C	$0	2,071,560	$-2,071,560	$0	$0	$-37,946	$139,380,000	137,270,494	$22.88	Member C
Total	$17,263,000	17,263,000	$-12,774,620	$12,774,620	$234,000	$-234,000	$1,161,500,000	1,161,500,000	$23.23

Schedule D of the Member Marketing Agreement

Variables are in blue

Examples 1 and 2 - Formulas

Assumptions	Member Sales Volumes by Product Type	Transgenic Volume	Totoal Annual Volume (cwts) Non-Transgenic Volume	Total Volume	Member’s Share of Total Volume	Member’s Share of Non-Transgenic
A	Member Sales Volumes by Product Type
	Member A	31000000	0	=SUM(D10:E10)	=SUM(F10/F13)	=SUM(E10/E13)
	Member B	0	13000000	=SUM(D11:E11)	=SUM(F11/F13)	=SUM(E11/E13)
	Member C	6000000	0	=SUM(D12:E12)	=SUM(F12/F13)	=SUM(E12/E13)
	Total	=SUM(D10:D12)	=SUM(E10:E12)	=SUM(F10:F12)

B	Annual Sales of Customer-Required Non-Transgenic Sugar					=IF(H10>0,100%,0)
	Annual Volume (cwts)	6100000				=IF(H11>0,100%,0)
	Estimate Non-Transgenic Premium ($/cwt)	2.83				=IF(H12>0,100%,0)
	Non-Transgenic Premium Revenue	=SUM(D16*D17)

C	Average annual NSP for all volume ($/cwt)	$23.23	Premium Included in NSP
	Annual Net Selling Price (all volume times avg price)	=SUM(F13*D20)	=D18
	Member A’s Net Selling Price	=SUM(F10*D20)	=SUM(G10*D18)
	Member B’s Net Selling Price	=SUM(F11*D20)	=SUM(G11*D18)
	Member C’s Net Selling Price	=SUM(F12*D20)	=SUM(G12*D18)

D	Annual Segregation Costs	900000
	Pro Rata Share of Segregation Costs
	Member A	=SUM((F10/F13)*D26)
	Member B	=SUM((F11/F13)*D26)
	Member C	=SUM((F12/F13)*D26)

	Results
	Non-Transgenic Premium Revenue% of Non-Transgenic Producer(s)’ Net Selling Price

	=SUM(D18+((H15*D28)+(H16*D29)+(H17*D30)))/(((H15*D22)+(H16*D23)+(H17*D24))-((H15*E22)+(H16*E23)+(H17*E24))-((H15*D28)+(H16*D29)+(H17*D30)))

If, and only if, Non-Transgenic Premium is > 5% of Non Transgenic Producer(s)’ NSP, then total Net Selling Price is redistributed as follows:

	New Redistributed Share of NT Prem	Share of NT Premium Revenue already in NSP	NT Prem returned to NT Producer(s)	NT Prem to be added to NSP	Return of share of Segregation Costs	Added share of Segregation Costs	NSP Before Adjustment	New adjusted NSP	New NSP per cwt
Member A	=SUM(H10*D18)	=SUM(G10*D18)	=IF(D40=0,-E40,0)	=IF(E40+F40=0,0,D40-E40)	=IF(H10=0,0,D28)	=IF(H40=0,-SUM((H41+H42)*(D10/D13)),0	=D22	=SUM(F40:J40)	=SUM(K40/F10)	Member A
Member B	=SUM(H11*D18)	=SUM(G11*D18)	=IF(D41=0,-E41,0)	=IF(E41+F41=0,0,D41-E41)	=IF(H11=0,0,D29)	=IF(H41=0,-SUM((H40+H42)*(D11/D13)),0	=D23	=SUM(F41:J41)	=SUM(K41/F11)	Member B
Member C	=SUM(H12*D18)	=SUM(G12*D18)	=IF(D42=0,-E42,0)	=IF(E42+F42=0,0,D42-E42)	=IF(H12=0,0,D30)	=IF(H42=0,-SUM((H40+H41)*(D12/D13)),0	=D24	=SUM(F42:J42)	=SUM(K42/F12)	Member C
Total	=SUM(D40:D42)	=SUM(E40:E42)	=SUM(F40:F42)	=SUM(G40:G42)	=SUM(H40:H42)	=SUM(I40:I42)	=SUM(J40:J42)	=SUM(K40:K42)	=SUM(K43/F13)